ACCUVEST GLOBAL ADVISORS - CODE OF ETHICS

Introduction

A.	Fiduciary Duty. This Code of Ethics is based on the principle that all Advisory Representatives and certain other persons of AGA have a fiduciary duty to place the interest of Clients ahead of their own and AGA’s. This Code of Ethics applies to all "Access Persons" (defined below). Access Persons must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of AGA’s Advisory Clients.

For purposes of this policy, the following words shall mean:

"Access Persons" means all employees, directors, officers, partners or members of AGA, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients' purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of Clients (iv) all of AGA’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

"Advisory Client" means any person or entity for which AGA serves as an investment adviser for, renders investment advice to or makes investment decisions for.

"Code" means this policy as supplemented by other policies and procedures contained in AGA’s Compliance Manual.

"Reportable Securities" means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end mutual funds (except affiliated mutual funds) and (iv) units of a unit investment trust (except affiliated unit investment trusts).

AGA has established the following restrictions in order to ensure its fiduciary responsibilities:

•	AGA emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. AGA’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.

•	Associated persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the associated person’s employment, unless the information is also available to the investing public on reasonable inquiry. No associated person of AGA shall prefer his or her own interest to that of the advisory Client.

•	AGA and its associated persons generally may not purchase and sell securities being considered for, or held by Client accounts without pre-clearance by AGA’s CCO.

•	Moreover, if the security is a thinly traded security (with average daily volume below 100,000 shares per day) investment personnel may be subject to a blackout period from trading in such securities.

•	AGA or individuals associated with AGA may buy or sell for their personal accounts investment products identical to those recommended to Clients. It is the expressed policy of AGA that no person employed by AGA may enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account (in accordance with standard “front running” guidelines), and therefore, preventing such employees from benefiting from transactions placed on behalf of advisory accounts.

•	AGA and its employees generally may not participate in private placements, initial public offerings (IPOs), or New Issues of Equity Securities (NIES) without pre-clearance from AGA's Compliance Officer.

•	AGA requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

•	Records will be maintained of all securities bought or sold by AGA, associated persons of AGA, and related entities. The CCO will review these records on a regular basis.

•	Any individual not in observance of the above may be subject to termination.

B.	Appendices to the Code. The Code shall be supplemented by the Compliance and Written Supervisory Procedures Manual in its entirety, specifically including, without limitation, those dealing with:

(i) Fiduciary Duty (Section 8 of this Manual);

(ii) Trading (Section 11 of this Manual);

(iv) Personal Securities Transactions (Section 14 of this Manual);

(v) Insider Trading (Section 13 of this Manual).

Other Duties

A.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

B.	Gifts. The following provisions on gifts apply to Access Persons:

1.	Accepting Gifts. On occasion, because of their position with AGA, Access Persons may be offered or may receive, without notice, gifts from Clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of AGA. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to AGA’s CCO.

2.	Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

3.	Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to AGA.

4.	Gift and Gratuities Log. A Gift and Gratuities Log shall be maintained by the CCO recording all gifts given and received. The Gift and Gratuities Log should record the following: Date, Received or given, Client/Customer Name, Type of gift, Name of employee, and Value of gift.

C.	Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or AGA. This includes, but is not limited to, acquiring Reportable Securities for one's own account that would otherwise be acquired for an Advisory Client.

D.	Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

E.	Reporting, Review and Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code. The CCO shall maintain in AGA’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons' written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report and (vi) copies of the quarterly and annual compliance certificates required by the Code.

F.	Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. AGA may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by AGA in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

G.	Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

H.	Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with AGA that evidences his or her receipt of this Code of Ethics and submit to AGA a complete report of the Access Person's securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form prescribed by AGA for this purpose, a list of all personal transactions in Reportable Securities. Annually, all Access Persons will be required to certify compliance with AGA’s Code of Ethics.

CERTIFICATION OF COMPLIANCE WITH THE COMPANY'S PERSONAL SECURITIES
TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that as of the date written below, in accordance with the Personal Securities Transactions section of the Compliance and Written Supervisory Procedures Manual and the Code of Ethics of AGA:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.	I have obtained pre-clearance for all securities transactions, in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.

3.	I have reported all securities transactions, in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.

4.	I have complied with the Code of Ethics in all other respects.

THE CODE OF ETHICS PROVIDED TO ME REQUIRES THAT I AS A SUPERVISED PERSON COMPLY WITH ALL APPLICABLE STATE AND/OR FEDERAL SECURITIES LAWS.

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